Exhibit 99.1

For Immediate Release:	Timothy H. Schott Chief Financial Officer (914) 921 8351 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.
Reports Third Quarter Results

-	September Quarter-end Book Value was $42.24 per share vs. $38.25 a year ago

-	AUM increased to $1.7 billion at September 30, 2021 vs. $1.3 billion at September 30, 2020

-	Launch of a Private Equity Fund approved (additional information to be provided in due course)

-	Approved a $6.6 million, or $0.30 cents per share, shareholder designated contribution to 501(c)(3) organizations

Greenwich, CT, November 5, 2021 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the third quarter ended September 30, 2021.

Financial Highlights – GAAP basis
($’s in 000’s except AUM and per share data)
	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2021	2020	2021	2020
AUM – end of period (in millions)	$1,680	$1,251	$1,680	$1,251
AUM – average (in millions)	1,651	1,280	1,548	1,437

Revenues	2,112	1,945	6,926	6,974
Operating Loss	(169)	(3,552)	(16,945)	(7,853)
Investment and other non-operating income, net	6,157	14,007	85,454	(33,248)
Income/(loss) before income taxes	5,988	10,455	68,509	(41,101)

Net income/(loss) to shareholders:
Continuing operations, net of NCI	1,503	5,954	49,774	(31,671)
Discontinued operations, net of NCI	-	(139)	-	(632)
Net income/(loss)	1,503	5,815	49,774	(32,303)
Net income/(loss) per share-diluted	$0.07	$0.26	$2.25	$(1.44)

Class A shares outstanding (thousands)	3,099	3,370	3,099	3,370
Class B shares outstanding (thousands)	18,963	18,963	18,963	18,963
Total shares outstanding at September 30 (thousands)	22,062	22,333	22,062	22,333
Book Value Per Share at September 30	$42.24	$38.25	$42.24	$38.25

Giving Back to Society – (Y)our “S” in ESG

On November 5, the Board of Directors of Associated Capital approved a $0.30 per share shareholder designated charitable contribution (“SDCC”) for registered shareholders. This is an increase from last year’s $0.20 per share contribution. Including the approximate $6.6 million contribution, Associated Capital’s SDCC program of corporate giving has resulted in nearly $32 million in donations to over 160 501(c)(3) institutions across the United States since AC was created in 2015.

To be eligible for the 2021 program, shareholders must register their shares by December 1, 2021 in order to participate.

 Third Quarter Financial Data

-	At September 30, 2021 the book value was $42.24 per share versus $42.21 at June 30, 2021, and $40.36 per share at December 31, 2020.

-	Assets under management ended the quarter at $1.68 billion compared to $1.61 billion at June 30, 2021, $1.35 billion at December 31, 2020 and $1.25 billion at September 30, 2020.

Third Quarter Results

Third quarter revenues were $2.1 million, $0.2 million higher than the $1.9 million in revenues for the third quarter of 2020, largely due to higher AUM.  Operating expenses were $2.3 million in the third quarter 2021, compared to $5.5 million in the comparable 2020 period primarily due to a $2.4 million one-time credit recorded in the third quarter of 2021. Excluding the one-time item, operating expenses were $4.8 million, $0.7 million lower than 2020, which included start- up costs related to the launch of PMV SPAC.

Net investment and other non-operating income was $6.2 million for the quarter, $7.8 million lower than the $14.0 million generated in the prior year period, driven mainly by lower market performance in Q3 2021.

Our provision for income taxes was $0.5 million for the quarter compared to $3.6 million in the comparable period of 2020.

The increase in book value per share is driven by income during the period, partially offset by the impact of accretion of redeemable non-controlling interest. The discount amount related to the issuance of redeemable noncontrolling interest is being amortized over a period of 18 months through an adjustment to additional paid-in capital and noncontrolling interest (proportionate to our ownership of the SPAC Sponsor) and is also adjusted periodically for income/loss allocated to redeemable noncontrolling interest. Accumulated accretion is expected to reverse upon the consummation of a business combination, which is expected to result in the deconsolidation of PMV SPAC.

Assets Under Management (AUM)
Assets under management at September 30, 2021 were $1.7 billion, up $329 million from year-end 2020 due to net inflows of $268 million and $61 million in market appreciation.

($ in millions)	September 30, 2021	December 31, 2020	September 30, 2020
Merger Arbitrage	$1,438	$1,126	$1,091
Event-Driven Value(a)	198	180	105
Other	44	45	55
Total AUM	$1,680	$1,351	$1,251

(a) Assets under management represent the assets invested in this strategy that are attributable to Associated Capital Group, Inc.

Alternative Investment Management

The alternative investment strategies focus on the merger arbitrage strategy which has an absolute return focus of generating returns in excess of short term Treasury Bills, as well as strategies using fundamental, active, event-driven special situations.

Merger Arbitrage

For the third quarter 2021, merger arbitrage generated gross returns of 0.27% (0.02% net of fees), for the year to date period, gross returns were 8.2% (5.9% net of fees), adding to its historical record of positive net returns in 34 of the last 36 years. A summary of our performance by strategy is as follows:

Performance(a)	3Q ‘21	YTD ‘21	2020	2019	2018	5 Year(b)	Since Inception	(b)(c)
Merger Arb
Gross	0.27	8.23	9.45	8.55	4.35	7.49	10.38
Net	0.02	5.94	6.70	5.98	2.65	5.14	7.36

(a) All performance is net of fees and expenses, unless otherwise noted. Performance shown for actual fund in this strategy. Other fund performance in this strategy may vary. Performance is no guarantee of future results.
(b) Represents annualized returns through September 30, 2021
(c) Inception Date: Merger Arb - Feb-85

Global M&A activity continued its vigorous pace in the third quarter, with deal making reaching $4.4 trillion year to date, an increase of more than 90% compared to 2020. The first nine months of 2021 have already surpassed the full year M&A record set in 2015 at $4.3 trillion. Excluding the $550 billion in SPAC deals in 2021, M&A activity has totaled $3.85 trillion.  Acquisitions by private equity funds accounted for 19% of M&A, or about $840 billion, more than double their activity in 2020. Private equity firms are taking advantage of low interest rates, accommodative debt markets, and they are looking to deploy capital from record-breaking fund raises in recent years. The U.S. remains the primary venue for deals, with targets totaling $2 trillion in announced deals, with Technology, Financials and Industrials remaining the most active sectors.

The Merger Arbitrage strategy is offered domestically through partnerships as well as to institutional investors.  Internationally, the strategy is offered through a number of vehicles, including EU regulated UCITS structures and the London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Shareholder Dividends and Buybacks

On November 5, 2021, AC’s board of directors declared a semi-annual dividend of $0.10 per share, which is payable on December 15, 2021 to class A and class B shareholders of record on December 1, 2021.

During the third quarter, AC repurchased approximately 38,577 Class A shares, for $1.4 million, at an average investment of $36.19 per share.

Since our spin-off from GBL on November 30, 2015, AC has returned $153.6 million to shareholders through share repurchases, exchange offers, and dividends of $25 million, including the $4.4 million tax-free distribution of Morgan Group Holdings (MGHL) on August 5, 2020.

At September 30, 2021, there were 3.1 million Class A shares and 19.0 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses. The direct investment business long term plan has three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and, Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations.  We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Year-to-date
($ in 000’s)	2021	2020
Operating loss – GAAP	$(16,945)	$(7,853)
Add: management fee expense	7,209	-
Operating loss before management fee – Non-GAAP	$(9,736)	$(7,853)

Table I
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Amounts in thousands)

	September 30, 2021	December 31, 2020	September 30, 2020
ASSETS

Cash, cash equivalents and US Treasury Bills (a)	$619,772	$383,962	$47,331
Investments in securities and partnerships (a)	500,367	495,579	784,963
Investment in GAMCO stock (b)	65,578	48,907	33,921
Receivable from brokers (a)	43,481	24,677	21,065
Deferred tax assets	-	2,207	10,059
Other receivables	7,071	15,273	7,227
Other assets (a)	22,879	28,900	21,043
Investments in marketable securities held in trust (a)	175,085	175,040	175,002

Total assets	$1,434,233	$1,174,545	$1,100,611

LIABILITIES AND EQUITY

Payable to brokers	$243,282	$6,496	$8,443
Income taxes payable, including deferred tax liabilities, net	12,406	9,746	897
Compensation payable	17,307	18,567	7,445
Securities sold short, not yet purchased (a)	13,603	17,571	12,827
Accrued expenses and other liabilities (a)	4,939	7,823	12,668
Deferred underwriting fee payable (a)	6,125	6,125	-
PMV warrant liability	5,590	-
Sub-total	$303,252	$66,328	$42,280

Redeemable noncontrolling interests (a)	199,793	206,828	204,164

Total equity	931,188	901,389	854,167

Total liabilities and equity	$1,434,233	$1,174,545	$1,100,611

(a) Includes amounts related to consolidated variable interest entities (“VIEs”) and voting interest entities (“VOEs”), refer to footnote D of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended September 30, 2021 for more details on the impact of consolidating these entities.

(b) 2,485,900, 2,756,876 and 2,931,791 shares, respectively.

Table II
ASSOCIATED CAPITAL GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Investment advisory and incentive fees	$2,014	$1,865	$6,627	$6,424
Other	98	80	299	550
Total revenues	2,112	1,945	6,926	6,974

Compensation costs	2,819	3,026	11,710	8,405
Other operating expenses	(764)	2,471	4,952	6,422
Total expenses	2,055	5,497	16,662	14,827

Operating income/(loss) before management fee	57	(3,552)	(9,736)	(7,853)

Investment gain/(loss)	5,676	15,603	79,303	(34,770)
Interest and dividend income from GAMCO	107	59	5,288	177
Interest and dividend income, net	915	1,127	3,580	4,352
Shareholder-designated contribution	(541)	(2,782)	(2,717)	(3,007)
Investment and other non-operating income/(expense), net	6,157	14,007	85,454	(33,248)

Income/(loss) before management fee and income taxes	6,214	10,455	75,718	(41,101)
Management fee	226	-	7,209	-
Income/(loss) before income taxes	5,988	10,455	68,509	(41,101)
Income tax expense/(benefit)	484	3,564	15,094	(8,858)
Income/(loss) from continuing operations, net of taxes	5,504	6,891	53,415	(32,243)
Income/(loss) from discontinued operations, net of taxes	-	(139)	-	(632)
Income/(loss) before noncontrolling interests	5,504	6,752	53,415	(32,875)
Income/(loss) attributable to noncontrolling interests	4,001	937	3,641	(572)
Net income/(loss) attributable to Associated Capital Group, Inc.’s shareholders	$1,503	$5,815	$49,774	$(32,303)

Net income/(loss) per share attributable to Associated Capital Group, Inc.’s shareholders:
Basic - Continuing operations	$0.07	$0.27	$2.25	$(1.41)
Basic - Discontinued operations	-	(0.01)	-	(0.03)
Basic – Total	$0.07	$0.26	$2.25	$(1.44)

Diluted - Continuing operations	$0.07	$0.27	$2.25	$(1.41)
Diluted - Discontinued operations	-	(0.01)	-	(0.03)
Diluted - Total	$0.07	$0.26	$2.25	$(1.44)

Weighted average shares outstanding:
Basic	22,084	22,354	22,141	22,391
Diluted	22,084	22,354	22,141	22,391

Actual shares outstanding – end of period	22,062	22,333	22,062	22,333

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.